Exhibit 99.1

March 5, 2020

Rimini Street Prepared to Deliver Uninterrupted Support During COVID-19 Virus Outbreak

Rimini Street is prepared under its Global Emergency Operating Plan to continue delivering uninterrupted, mission-critical 24x7x365 support services to its thousands of global clients during the current COVID-19 virus outbreak. There is no change in any process used to request product support, AMS or account assistance.
Rimini Street has hundreds of Oracle and SAP engineers working in 17 countries (none in China) that provide extensive global workforce redundancy and resilience to enable uninterrupted service 24x7x365 even if some of our workforce were to be offline for a period due to illness.
In addition, we have a unique, innovative and secure global remote-connectivity infrastructure and data center model in place that enables our entire workforce of thousands of Rimini Street professionals to securely perform their work from any location with Internet connectivity - giving us the flexibility to close one or all our global facilities if necessary while continuing to provide uninterrupted, mission-critical client support under our contractual SLA’s.
Years ago, Rimini Street developed a Global Emergency Operating Plan to protect our clients, employees, partners and suppliers in the case of a medical, natural disaster or other type of emergency. We have continually revised the plan over the years with the MERS and H1N1 outbreaks and other events. Today, we are prepared for the COVID-19 coronavirus outbreak that is continuing its global spread.

Rimini Street is already taking some actions under the Global Emergency Operating Plan designed to reduce employee exposure risks in our facilities and when traveling globally. These measures align to the United States Center for Disease Control’s (CDC) guidance to mitigate the spread of acute respiratory viruses.

Rimini Street will continue to closely monitor, assess and react to changing circumstances and new information around this global virus outbreak.